HOUSTON AMERICAN ENERGY ANNOUNCES UPDATE ON SAN ANDRES PROSPECT

Houston, TX. – November 9, 2018 – Houston American Energy Corp. (NYSE American: HUSA) today announced an update on the drilling plans for the San Andres prospect. As previously reported, the company entered into an agreement to acquire a 12.5% working interest in a prospect covering approximately 650 gross acres (81.25 new mineral acres) in Yoakum County, TX.

The company has been notified by the prospect operator that unanticipated issues that had delayed drilling operations have been resolved and the drilling of the first well is expected to commence by year end 2018.

The initial prospect is located on the Northwest Shelf of the Midland Basin. The prospect is comprised of the “Exploration” component of the San Andres Formation with well operations planned to use horizontal laterals and fracture stimulation. The initial proposed well is a 4,620-foot horizontal exploration well targeting the San Andres Formation. The operator estimates that the prospect could ultimately be developed with six (6) additional horizontal wells as leased.

“If the initial wells perform in line with our expectations, we plan to continue the pursuit of additional opportunities in Yoakum County. Given the experience of existing operators, we believe we can achieve substantial production while bringing down costs as compared to typical Permian Basin wells” stated Jim Schoonover, interim CEO of Houston American Energy.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian (Delaware) Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding timing of commencement of drilling operations, ultimate success of drilling operations, the number of wells that may be developed on the prospect and expected cost savings. Our ability to successfully drill and develop the prospect is subject to numerous risk factors, including our ability to finance our share of costs, the ability of our operator to finance and execute on planned drilling operations, the ultimate recoveries from the prospect, the availability and cost of rigs and services necessary to conduct drilling operations, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com, or contact Houston American Energy Corp. at (713) 222-6966.